Exhibit 1.2

Execution Version

Pricing Agreement

June 6, 2019

Barclays Bank PLC

    As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue £1,000,000,000 aggregate principal amount of 7.125% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable June 15, 2025 and Every Five Years Thereafter) (the “Securities”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Subject to the following paragraph, each of the provisions of the Underwriting Agreement—Standard Provisions, dated August 7, 2018 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, (i) with the exception of Section 3(b)(iii) and the paragraph immediately thereafter of the Underwriting Agreement; (ii) provided that (x) the reference in Section 3(f) of the Underwriting Agreement to “Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore” shall be deemed a reference to “Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivative Contracts) Regulations 2018”; (y) the reference in Section 8-bis(b) of the Underwriting Agreement to “Regulation 3(b) of the SF (CMP) Regulations” shall be deemed a reference to “Section 309A of the SFA”; and (z) the reference in Section 9(c) of the Underwriting Agreement to “Sullivan & Cromwell LLP” shall be deemed a reference to “Cleary Gottlieb Steen & Hamilton LLP”; (iii) provided that, for the purposes of this Agreement, new Section 2(r) shall be included as follows: “The Company will make a valid election in respect of the Securities in accordance with the provisions of Section 475C of the Corporation Tax Act 2009 (“CTA 2009”), which will take effect prior to the closing date of the offering of the Securities. Following the making of a valid election pursuant to Section 475C of the CTA 2009, all payments of interest in respect of the Securities will be deductible by the Company in computing its taxable profit for United Kingdom corporate income tax purposes and the Securities will be “hybrid capital instruments” for United Kingdom tax purposes. The Securities are not being issued in consequence of, or otherwise in connection with, any arrangements the main purpose, or one of the main purposes, of which is to secure a tax advantage;” and (iv) for purposes of this Agreement, (x) new Section 10(h) shall be included as follows: “Notwithstanding any other provision set out in this Section 10 and any other provision to the contrary herein, each Underwriter (other than the Qualified Independent Underwriter) will indemnify and hold harmless the Qualified Independent Underwriter and each person, if any, who controls the Qualified Independent Underwriter within the meaning of either Section 15 of the U.S. Securities Act of 1933 (the “1933 Act”) or Section 20 of the U.S. Securities Exchange Act of 1934 (the “1934 Act”), from and against any and all losses, claims, damages, liabilities and expenses (“Losses”) related to, arising out of, or in connection with the investment banking firm’s activities as Qualified Independent Underwriter for the offering. Each Underwriter (other than the Qualified Independent Underwriter) will reimburse the Qualified Independent Underwriter for all expenses, including fees and expenses of counsel, as they are incurred, in connection with investigating, preparing for, and defending any action, claim, or proceeding which is asserted, threatened or instituted by any party, including any governmental or regulatory body, related to, arising out of, or in connection with the Qualified Independent Underwriter’s activities as a

Qualified Independent Underwriter for the offering. Each Underwriter (other than the Qualified Independent Underwriter) will be responsible for its underwriting percentage of any amount due to the Qualified Independent Underwriter on account of the foregoing indemnity and reimbursement. The Qualified Independent Underwriter will have no additional liability to any other Underwriter or otherwise as a result of its serving as Qualified Independent Underwriter in connection with the offering. To the extent the indemnification provided to the Qualified Independent Underwriter under this Section 10(h) is unavailable to the Qualified Independent Underwriter or is insufficient in respect of any Losses related thereto, whether as a matter of law or public policy or as a result of the default of any other Underwriter in performing its obligations under this Section 10(h), each other Underwriter (other than the Qualified Independent Underwriter) will contribute to the amount paid or payable by the Qualified Independent Underwriter as a result of such Losses related thereto in proportion to its underwriting percentage”; and (y) references to “Underwriter” herein and in the Underwriting Agreement shall include the Qualified Independent Underwriter set forth in Schedule II hereto; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Securities.

Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto. The entity appointed by the Company to act as Qualified Independent Underwriter pursuant to Section 10 of the Underwriting Agreement is set forth in Schedule II hereto.

Notwithstanding Section 5 and any other provision to the contrary in the Underwriting Agreement, but without prejudice to Section 2(j) thereof, (i) the Securities will be represented by one global certificate that will be deposited with a common depositary for Clearstream Banking, S.A. (“Clearstream”) and/or Euroclear S.A./N.V. (“Euroclear” and, together with Clearstream, the “Clearing Systems”), and registered in the name of such common depositary or its nominee and (ii) settlement of the Securities will occur through the Clearing Systems for value.

An amendment to the Registration Statement, or one or more supplements to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, are now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 7:00 p.m. London time on June 6, 2019. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Underwriter of the ICMA Agreement Among Managers Version 1 (the “Agreement Among Mangers”) subject to any amendment notified to such Underwriter in writing at any time prior to the receipt by Barclays Bank PLC of the document appointing such Underwriter’s authorised signatory and its execution of this Agreement. References in the Agreement Among Managers to the “Lead Manager” and the “Settlement Lead Manager” shall be construed as references to Barclays Bank PLC. References in the Agreement Among Managers to “Commitments” shall mean the principal amounts or underwriting commitments in respect of the Securities, set out opposite each Underwriter’s name in Schedule I hereto.

Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules, (a) the Underwriter designated a Manufacturer on Schedule II hereto (the “Manufacturer”) acknowledges that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Securities and the related information set out in the Registration Statement, the Prospectus, any Preliminary Prospectus, any Free Writing Prospectus or Issuer Free Writing Prospectus and any other announcements in connection with the Securities and (b) each of the Underwriters that is not designated a Manufacturer and the Company note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Securities by the Manufacturer and the related information set out in the Registration Statement, the Prospectus, any Preliminary Prospectus, any Free Writing Prospectus or Issuer Free Writing Prospectus and any other announcements in connection with the Securities.

Banca IMI S.p.A. has advised us that, in connection with the offering of the Securities, Banca IMI S.p.A. will act as an underwriter and will engage in underwriting activities with respect to the Securities constituting its allotment solely with respect to offers or sales of the Securities outside the United States, will offer and sell the Securities constituting its allotment solely outside the United States, and has not made and will not make any offers to sell the Securities, has not solicited and will not solicit any offers to buy the Securities, has not made and will not make any sales of the Securities and has not participated and will not participate in any marketing (including roadshows) of the Securities or in any other way, in each case, directly or indirectly, in the United States, to U.S. persons or in such other jurisdictions where such offer, solicitation, sale, marketing or other action by Banca IMI S.p.A. would not be permitted.

Recognition of the U.S. Special Resolution Regimes

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Pricing Agreement, and any interest and obligation in or under this Pricing Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Pricing Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Pricing Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Pricing Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this Agreement and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Stuart Frith
Name: Stuart Frith
Title: Vice President

Accepted as of the date hereof

at London, England

On behalf of itself and each of the other Underwriters, except Bankia S.A. and Banco de Sabadell, S.A.

BARCLAYS BANK PLC

/s/ Emily Wilson
Name: Emily Wilson
Title: Authorised Attorney

As Qualified Independent Underwriter

J.P. MORGAN SECURITIES LLC

/s/ Maria Sramek
Name: Maria Sramek
Title: Executive Director

[Signature Page to Contingent Convertible Pricing Agreement]

BANKIA S.A.

/s/ Jaime Gonzalez Lasso	/s/ Isabel López Esnaola
Name: Jaime Gonzalez Lasso	Name: Isabel López Esnaola
Title: MD Capital Markets	Title:Head of Sales

[Signature Page to Contingent Convertible Pricing Agreement]

BANCO DE SABADELL, S.A.

/s/ Gustavo Cunto
Name: Gustavo Cunto
Title: Director - DCM

[Signature Page to Contingent Convertible Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of Securities
Barclays Bank PLC	£555,000,000
Banca IMI S.p.A.	£35,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	£35,000,000
Citigroup Global Markets Ltd	£35,000,000
Commerzbank Aktiengesellschaft	£35,000,000
Deutsche Bank AG, London Branch	£35,000,000
J.P. Morgan Securities LLC[1]	£—
J.P. Morgan Securities plc	£35,000,000
Lloyds Bank Corporate Markets Plc	£35,000,000
Nordea Bank Abp	£35,000,000
SMBC Nikko Capital Markets Limited	£35,000,000
Société Générale Corporate & Investment Banking	£35,000,000
UBS AG London Branch	£35,000,000
Wells Fargo Securities, LLC	£35,000,000
Bankia, S.A.	£12,500,000
Banco de Sabadell, S.A.	£12,500,000
Total	£1,000,000,000

[1]	J.P. Morgan Securities LLC is acting as Qualified Independent Underwriter only, their affiliate J.P. Morgan Securities plc, is underwriting.

SCHEDULE II

Title of Designated Securities:

£1,000,000,000 7.125% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable June 15, 2025 and Every Five Years Thereafter).

Price to Public:

100.000% of principal amount.

Subscription Price by Underwriters:

99.000% of the aggregate principal amount.

Form of Designated Securities:

The Securities will be represented by one global certificate registered in the name of a common depositary for Clearstream or Euroclear or its nominee issued pursuant to the Contingent Convertible Securities Indenture dated as of August 14, 2018, between Barclays PLC, The Bank of New York Mellon SA/NV, Luxembourg Branch, as contingent convertible registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as heretofore supplemented and as further supplemented by Third Supplemental Indenture to be dated on or about June 13, 2019, between Barclays PLC, the Registrar and the Trustee.

Securities Exchange, if any:

The International Securities Market of the London Stock Exchange.

Interest Rate:

From (and including) the date of issuance to (but excluding) June 15, 2025, the interest rate on the Securities will be 7.125% per annum. From (and including) each Reset Date (as defined below) to (but excluding) the next following Reset Date, the applicable per annum interest rate will be equal to the sum, as determined by the Calculation Agent, of the applicable Reference Bond Rate (as defined below) (such term subject to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate” in the Prospectus Supplement (as defined below)) on the relevant Reset Determination Date (as defined below) and 6.579% (the “Subsequent Interest Rate”).

Reference Bond Rate:

The Reference Bond Rate shall be the rate described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Reference Bond Rate” in the Prospectus Supplement.

Determination of Subsequent Interest Rate:

If the basis of calculation for the Reference Bond Rate (as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Reference Bond Rate” of the Prospectus Supplement) is no longer in customary market usage on the Reset Determination Date (as defined in the Prospectus

Supplement), the relevant Subsequent Interest Rate shall instead be determined as set out under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate” in the Prospectus Supplement.

Interest Payment Dates:

March 15, June 15, September 15 and December 15 of each year (each an “Interest Payment Date”), commencing on September 15, 2019. A payment made on that first Interest Payment Date, if any, would be in respect of the period from (and including) June 13, 2019, to (but excluding) September 15, 2019 (and thus a long first interest period).

Business Days:

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, United Kingdom.

“Clearing System Business Day” means a day on which each Clearing System for which the global certificate is being held is open for business.

“Payment Business Day” means any day on which banks are open for general business (including dealings in foreign currencies) in London, United Kingdom or, if the Securities are held in definitive form, in the case of payment by transfer to a sterling account, any day on which dealings in foreign currencies may be carried on in London, United Kingdom; and in the case of surrender (or, in the case of part payment only, endorsement) of any Securities in definitive form, any day on which banks are open for general business (including dealings in foreign currencies) in the place in which the Securities in definitive form are surrendered (or, as the case may be, endorsed).

Reset Date:

June 15, 2025, and each fifth anniversary date thereafter (each a “Reset Date”).

Reset Determination Date:

The second Payment Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

Regular Record Dates:

The regular record dates for the Securities will be the close of business on the Clearing System Business Day immediately preceding each Interest Payment Date (or, if the Securities are held in definitive form, the close of business on the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Redemption Provisions for Securities:

Subject to certain conditions, the Securities are redeemable, in whole but not in part, at the option of the Company, (i) on any Reset Date, (ii) in the event of a change in certain U.K. regulatory capital requirements and (iii) upon the occurrence of certain tax events, in each case as specified in the Prospectus Supplement relating to the Securities.

Time of Delivery:

June 13, 2019 by 9:30 a.m. London time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a)        If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b)        If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i)    if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii)    if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Bank PLC

Address for Notices:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Name and address of Qualified Independent Underwriter:

Qualified Independent Underwriter: J.P. Morgan Securities LLC

Address for Notices:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Attention: Investment Grade Syndicate Desk - 3rd Floor

Facsimile: 212 834-6081

Manufacturer:

Barclays Bank PLC

Selling Restrictions:

United Kingdom:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the sale and distribution of the Designated Securities, directly or indirectly, it (i) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Prohibition of Sales to EEA Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Designated Securities to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Canada:

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Designated Securities in Canada, that, directly or indirectly, it shall sell the Designated Securities only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore:

Each Underwriter acknowledges that the Prospectus Supplement, incorporating the Base Prospectus, has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Prospectus Supplement and the Base Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Australia:

No “prospectus” or other “disclosure document” (as defined in the Corporations Act 2001 of Australia (the “Corporations Act”)) in relation to the Designated Securities has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission (“ASIC”), any other regulatory authority in Australia or ASX Limited (ABN 98 008 624 691). Each Underwriter represents warrants and agrees that it:

(a)

has not (directly or indirectly) offered or invited applications, and will not offer or invite applications, for the issue, sale or purchase of, any Designated Securities in, to or from Australia (including an offer or invitation which is received by a person in Australia); and

(b)

has not distributed or published, and will not distribute or publish, any information memorandum, offering circular, prospectus or any other offering material or advertisement relating to the Designated Securities in Australia, unless:

(i)

the aggregate consideration payable by each offeree or invitee is at least AUD500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Part 7.9 of the Corporations Act;

(ii)	the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Corporations Act;

(iii)	such action complies with all applicable laws, regulations and directives; and

(iv)	such action does not require any document to be lodged with ASIC, any other regulatory authority in Australia or ASX Limited (ABN 98 008 624 691) or any successor entity thereto.

By applying for Securities under the Prospectus Supplement and the Base Prospectus, each person to whom Securities are issued (an “Investor”):

(a)

will be deemed by the Company and each of the Underwriters to have acknowledged that if any Investor on-sells Securities within 12 months from their issue, the Investor will be required to lodge a prospectus or other disclosure document (as defined in the Corporations Act) with ASIC unless either:

(i)

that sale is to an investor within one of the categories set out in sections 708(8) or 708(11) of the Corporations Act to whom it is lawful to offer Securities in Australia without a prospectus or other disclosure document lodged with ASIC; or

(ii)	the sale offer is received outside Australia; and

will be deemed by the Company and each of the Underwriters to have undertaken not to sell those Securities in any circumstances other than those described in paragraphs (a)(i) and (a)(ii) above for 12 months after the date of issue of such Securities.

Japan:

The Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and accordingly, each Underwriter undertakes that it will not offer or sell any Securities directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Taiwan:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Securities within Taiwan, the Republic of China (“Taiwan”) through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of the Taiwan. Each Underwriter further represents, warrants and agrees with the Company that no person or entity in Taiwan is authorized to offer, sell or otherwise make available any Securities or the provision of information relating to the Prospectus Supplement and the Base Prospectus.

Other Terms and Conditions:

As set forth in the prospectus supplement dated June 6, 2019 relating to the Securities (the “Prospectus Supplement”), incorporating the Prospectus dated April 6, 2018 relating to the Securities (the “Base Prospectus”).

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet, dated June 6, 2019 attached hereto as Exhibit A.

EXHIBIT A

Final Term Sheet, dated June 6, 2019

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-223156

£1,000,000,000 7.125% Fixed Rate Resetting Perpetual Subordinated Contingent

Convertible Securities (Callable June 15, 2025 and Every Five Years Thereafter)

Barclays PLC

Pricing Term Sheet

Issuer	Barclays PLC (the “Issuer”).

Securities	£1,000,000,000 7.125% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable June 15, 2025 and Every Five Years Thereafter) (the “Securities”).

Status	Perpetual Subordinated Contingent Convertible Securities.

Legal Format	SEC registered.

Principal Amount	£1,000,000,000.

Trade Date	June 6, 2019.

Settlement Date	June 13, 2019 (T+5) (the “Issue Date”).

Maturity Date	Perpetual, with no fixed maturity or fixed redemption date.

Optional Call Dates	June 15, 2025, and each fifth anniversary thereafter.

Preliminary Prospectus Supplement	Preliminary prospectus supplement dated June 6, 2019 (the “Preliminary Prospectus Supplement”) incorporating the Prospectus dated April 6, 2018 relating to the Securities (the “Base Prospectus”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgment	Yes. See section entitled “Description of Contingent Convertible Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Base Prospectus.

Initial Interest Period

Initial Fixed Rate	7.125% per annum, from and including June 13, 2019 to, but excluding, June 15, 2025.

Initial Interest Payment Dates	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year up to and including June 15, 2025, commencing on September 15, 2019 (long first interest period).

Reference Bond	UKT 5.000% March 7, 2025

Reference Bond Rate / Price	0.609% / 124.774

Interest Periods Following Any Reset Date

Interest Rate Following Any Reset Date	The applicable Reference Bond Rate (such term subject to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate” in the Preliminary Prospectus Supplement) on the relevant Reset Determination Date (as defined below) plus the Margin (as defined below) (the “Subsequent Interest Rate”), from and including the relevant Reset Date (as defined below) to (but excluding) the next following Reset Date.

Reset Date	June 15, 2025, and each fifth anniversary thereafter (each a “Reset Date”).

Interest Payment Dates Following Any Reset Date	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year commencing on September 15, 2025.

Spread to Reference Bond Rate	+657.9 bps (the “Margin”).

Reset Determination Date	The second Payment Business Day (as defined below) immediately preceding each Reset Date (each a “Reset Determination Date”).

Reference Bond Rate	“Reference Bond Rate” means, with respect to any Reset Date for which such rate applies, the gross redemption yield (expressed as a percentage calculated by the Calculation Agent on the basis set out by the United Kingdom Debt Management Office in the paper “Formulae for Calculating Gilt Prices from Yields”, page 5, Section One: Price/Yield Formulae “Conventional Gilts; Double dated and Undated Gilts with Assumed (or Actual) Redemption on a Quasi-Coupon Date” (published June 8, 1998, and updated on January 15, 2002 and March 16, 2005 and as further amended, updated, supplemented or replaced from time to time)) or if such basis is no longer in customary market usage at such time, a gross redemption yield calculated in accordance with generally accepted market practice at such time as determined by the Issuer following consultation with an investment bank or financial institution determined to be appropriate by the Issuer (which, for the avoidance of doubt, could be the Calculation Agent, if applicable), on a semi-annual compounding basis (rounded up (if necessary) to four decimal places) of the Reset Reference Bond (as defined in the Preliminary Prospectus Supplement) in respect of that Reset Period, assuming a price for the Reset Reference Bond (expressed as a percentage of its principal amount) equal to the Reference Bond Price (as defined in the Preliminary Prospectus Supplement) for the relevant Reset Determination Date.

Certain Other Terms and Information

Currency of Payments	Initial holders of the Securities will be required to pay for the Securities in sterling and principal, premium, if any, and interest payments in respect of the Securities will be payable in sterling. If, on any date on which a payment in respect of the Securities is contemplated, sterling is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until sterling is again available to the Issuer or so used, in accordance with the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Currency of Payments” of the Preliminary Prospectus Supplement.

Day Count Fraction	Actual/Actual (ICMA).

Interest Payments Discretionary	Interest on the Securities will be due and payable only at the sole discretion of the Issuer, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Interest Payments Discretionary” in the Preliminary Prospectus Supplement.

Restriction on Interest Payments

As described in the Preliminary Prospectus Supplement, the Issuer shall not make an interest payment on the Securities on any interest payment date (and such interest payment shall therefore be deemed to have been cancelled and thus shall not be due and payable on such interest payment date) if:

(1)   the Issuer has an amount of Distributable Items (as defined in the Preliminary Prospectus Supplement) on such interest payment date that is less than a certain level; or

(2)   the Solvency Condition (as defined in the Preliminary Prospectus Supplement) is not satisfied in respect of such interest payment,

as further described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Restriction on Interest Payments” in the Preliminary Prospectus Supplement.

Agreement to Interest Cancellation	By subscribing for, purchasing or otherwise acquiring the Securities, holders of the Securities acknowledge and agree to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Agreement to Interest Cancellation” in the Preliminary Prospectus Supplement.

Ranking

Subordinated to the claims of Senior Creditors (as defined below), as described in further detail in the Preliminary Prospectus Supplement.

“Senior Creditors” means creditors of the Issuer (i) who are unsubordinated creditors; (ii) whose claims are, or are expressed to be, subordinated (whether only in the event of the winding-up or administration of the Issuer or otherwise) to the claims of unsubordinated creditors of the Issuer but not further or otherwise; (iii) who are creditors in respect of any secondary non-preferential debts; or (iv) whose claims are, or are expressed to be, junior to the claims of other creditors of the Issuer, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the holders of the Securities.

Capital Adequacy Trigger Event

A “Capital Adequacy Trigger Event” shall occur if at any time the fully loaded CET1 Ratio (as defined in the Preliminary Prospectus Supplement) is less than 7.00%.

Whether a Capital Adequacy Trigger Event has occurred at any time shall be determined by the Issuer and such determination shall be binding on the trustee and holders of the Securities.

Automatic Conversion Upon Capital Adequacy Trigger Event

An Automatic Conversion will occur without delay upon the occurrence of a Capital Adequacy Trigger Event.

“Automatic Conversion” means the irrevocable and automatic release of all of the Issuer’s obligations under the Securities (other than the CSO Obligations (as defined in the Preliminary Prospectus Supplement), if any) in consideration of the Issuer’s issuance of the Conversion Shares (as defined in the Preliminary Prospectus Supplement) at the Conversion Price to the Conversion Shares Depository (as defined in the Preliminary Prospectus Supplement) (on behalf of the holders of the Securities) or to the relevant recipient, in accordance with the terms of the Securities and as described in the Preliminary Prospectus Supplement.

Conversion Price	£1.65 per Conversion Share, subject to certain anti-dilution adjustments, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Anti-Dilution” in the Preliminary Prospectus Supplement and the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Conversion Shares Offer” in the Preliminary Prospectus Supplement.

Conversion Shares Offer	Following an Automatic Conversion, the Issuer may, in its sole and absolute discretion, elect that the Conversion Shares Depository make an offer of all or some of the Conversion Shares to all or some of the Issuer’s ordinary shareholders at such time at a cash price per Conversion Share equal to the Conversion Price, as further described in the Preliminary Prospectus Supplement.

Optional Redemption	The Securities are redeemable, in whole but not in part, on any Reset Date at the option of the Issuer, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Optional Redemption” in the Preliminary Prospectus Supplement.

Regulatory Event Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer in the event of a change in certain U.K. regulatory capital requirements, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Regulatory Event Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer upon the occurrence of certain tax events, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Tax Redemption” in the Preliminary Prospectus Supplement.

Denominations	£200,000 and integral multiples of £1,000 in excess thereof.

ISIN / FISN / CFI Code	XS1998799792 / as referenced on the Association of National Numbering Agencies (“ANNA”) website / as referenced on the ANNA website

Legal Entity Identifier (“LEI”) Code	213800LBQA1Y9L22JB70

Business Days	Any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, United Kingdom.

Payment Business Day	Any day on which banks are open for general business (including dealings in foreign currencies) in London, United Kingdom or, if the Securities are held in definitive form, in the case of payment by transfer to a sterling account, any day on which dealings in foreign currencies may be carried on in London, United Kingdom; and in the case of surrender (or, in the case of part payment only, endorsement) of any Securities in definitive form, any day on which banks are open for general business (including dealings in foreign currencies) in the place in which the Securities in definitive form are surrendered (or, as the case may be, endorsed).

Reoffer Yield	7.188% (semi-annual).

Issue Price	100.000%.

Estimated Underwriter Compensation	1.000% of the principal amount of the Securities.

Estimated Net Proceeds	£990,000,000.

Sole Structuring Adviser and Bookrunner	Barclays Bank PLC.

Qualified Independent Underwriter	J.P. Morgan Securities LLC

Joint Lead Managers (no books)	Banca IMI S.p.A., Banco Bilbao Vizcaya Argentaria, S.A., Citigroup Global Markets Ltd, Commerzbank Aktiengesellschaft, Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, Lloyds Bank Corporate Markets Plc, Nordea Bank Abp, SMBC Nikko Capital Markets Limited, Société Générale Corporate & Investment Banking, UBS AG London Branch, Wells Fargo Securities, LLC

Co- Managers	Bankia S.A., Banco de Sabadell, S.A.

Documentation	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-223156) and to be issued pursuant to the Contingent Convertible Securities Indenture, dated August 14, 2018, between the Issuer, The Bank of New York Mellon SA/NV, Luxembourg Branch, as contingent convertible registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as heretofore supplemented and as further supplemented by the Third Supplemental Indenture, to be entered into on or about the Issue Date, between the Issuer, the Registrar and the Trustee.

Risk Factors	An investment in the Securities involves risks. See “Risk Factors” section beginning on page S-22 of the Preliminary Prospectus Supplement.

Settlement	Clearstream, Luxembourg / Euroclear; Book-entry; Transferable.

Listing	International Securities Market of the London Stock Exchange.

Calculation Agent	The Bank of New York Mellon, London Branch, or its successor appointed by the Issuer.

Governing Law	New York law, except for subordination provisions and waiver of set-off provisions which will be governed by English law.

Definitions	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus, the Preliminary Prospectus Supplement and the supplement thereto) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read each of the Base Prospectus, the Preliminary Prospectus Supplement and the supplement thereto for this offering in that registration statement, and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the Base Prospectus, the Preliminary Prospectus Supplement and the supplement thereto from Barclays Capital Inc. by calling 1-866-603-5847.

MiFID II professional investors and ECPs target market only/No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

It is expected that delivery of the Securities will be made for value on or about June 13, 2019, which will be the fifth (5th) business day in the United States following the date of pricing of the Securities. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of Securities in the secondary market generally are required to settle within two (2) business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Securities who wish to trade the Securities on the date of this prospectus supplement or the next two (2) succeeding business days, will be required, because the Securities initially will settle within five (5) business days (T+5) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Securities who wish to trade on the date of this prospectus supplement or the next two (2) succeeding business days should consult their own legal advisers.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, persons who fall within the manufacturer target market described above.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

To the extent any dealer that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Securities in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Banca IMI S.p.A. has advised us that, in connection with the offering of the Securities, Banca IMI S.p.A. will act as an underwriter and will engage in underwriting activities with respect to the Securities constituting its allotment solely with respect to offers or sales of the Securities outside the United States, will offer and sell the Securities constituting its allotment solely outside the United States, and has not made and will not make any offers to sell the Securities, has not solicited and will not solicit any offers to buy the Securities, has not made and will not make any sales of the Securities and has not participated and will not participate in any marketing (including roadshows) of the Securities or in any other way, in each case, directly or indirectly, in the United States, to U.S. persons or in such other jurisdictions where such offer, solicitation, sale, marketing or other action by Banca IMI S.p.A. would not be permitted.